EXHIBIT 99.1



FOR IMMEDIATE RELEASE


Contact:  James R. Love                              Carter Evans
          Medical Manager Corporation                Physician Computer Network
          Executive Vice President and               President
          Chief Financial Officer                    (973) 490-3100
          (201) 703-3400

              MEDICAL MANAGER TO ACQUIRE PHYSICIAN COMPUTER NETWORK

         ELMWOOD PARK, NJ and MORRIS PLAINS, NJ, December 7, 1999 - Medical Manager Corporation (NASDAQ: MMGR) and Physician Computer Network, Inc. (OTC:
PCNI) announced today that the two companies have signed a definitive agreement which provides for Medical Manager to acquire substantially all of the operating assets of Physician Computer Network, one of the nation's largest providers of physician practice management systems, for a purchase price of $53 million, plus the assumption of certain liabilities.

         Medical Manager Corporation is the nation's leading provider of physician office practice management systems. Medical Manager Corporation, through its subsidiaries, Medical Manager Health Systems and Careinsite (NASDAQ:
CARI), is transforming the information infrastructure of America's practicing physicians and with the acquisition of Physician Computer Network (PCN) will now provide practice management systems to over 185,000 physicians throughout the U.S. The acquisition of PCN represents another stepping stone toward its goal of revolutionizing the way in which physicians can communicate electronically with the nation's health plans, pharmacies, labs, other providers and suppliers of healthcare, and their patients.

         PCN also announced today that it has voluntarily filed a petition under Chapter 11 of the U.S. Bankruptcy Code and a Plan of Reorganization that provides for the sale of the assets to Medical Manager upon confirmation of the Plan. Medical Manager will exchange $15.5 million in cash and $37.5 million in shares of its common stock and assume certain liabilities in exchange for substantially all of the operating assets of PCN and its subsidiaries. Completion of the acquisition, which is expected in the Spring of 2000 is subject to confirmation of the Plan of Reorganization and certain other customary conditions to closing. Medical Manager has also agreed to provide debtor-in-possession financing to PCN, subject to court approval.



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         The integration of PCN into the Medical Manager franchise creates significant opportunities for the combined organization. Medical Manager's penetration in key geographic markets provides opportunities for more comprehensive as well as more efficient customer support. It also creates significant cross-selling opportunities between the two organizations. Commenting on the acquisition, John Kang, Co-CEO of Medical Manager, said, "With more than 55,000 providers in approximately 8,000 sites, PCN's installed base and national distribution network increases Medical Manager Health System's strong presence on physicians' desktops and creates an unparalleled sales, service and support organization. Increasing the size of Medical Manager's franchise enhances the value to other potential business partners interested in gaining a more efficient channel of physician distribution."

         In conjunction with the signing of the acquisition agreement, Medical Manager and PCN have extended their previously announced exclusive arrangement to offer Careinsite's web-based physician portal services and clinical e-commerce transactions to PCN's entire client base. Careinsite, through its agreement with Medical Manager, will be the exclusive provider of a fully integrated suite of transaction services to approximately forty percent of all ambulatory care physicians across the U.S.

         Martin J. Wygod, Chairman of Medical Manager, said, "The acquisition of PCN by Medical Manager creates significant opportunities for Careinsite. This acquisition strengthens Careinsite's appeal to large health plans, pharmacies and clinical labs given the combined physician base and distribution organizations located in virtually every local geographic market in the country. It also accelerates Careinsite's ability to offer secure web-based services which are fully integrated into the workflow and data of PCN's installed base. In addition to aggregating large numbers of physicians, Careinsite continues to focus on strategic partnerships which will enhance its goal of creating an all-payer, all-patient network."

         Carter Evans, President of PCN, said, "Medical Manager has been an excellent competitor of ours for over fifteen years and I am pleased to announce that PCN will join such a strong and reputable organization. Leveraging PCN's installed base over Medical Manager's infrastructure will enable PCN to regain financial health. Joining the Medical Manager team and fully integrating Careinsite's services into PCN's products will ensure that PCN's customers have a market-leading product and superior customer service and support."

         Medical Manager Corporation (NASDAQ: MMGR) operates three principal lines of business: physician practice management systems through Medical Manager Health Systems, Inc., healthcare e-commerce through Careinsite, Inc. (NASDAQ:
CARI), and plastics and filtration technologies through Porex Corporation.

                                      *****
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         THE STATEMENTS CONTAINED IN THIS RELEASE, OTHER THAN THE TERMS OF THE
ACQUISITION, ARE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, THE SUCCESSFUL CLOSURE OF THE ACQUISITION AND THE INTEGRATION OF THE MEDICAL MANAGER AND PHYSICIAN COMPUTER NETWORK BUSINESSES, THE FEASIBILITY OF DEVELOPING COMMERCIALLY PROFITABLE HEALTHCARE E-COMMERCE SERVICES, THE EFFECT OF ECONOMIC CONDITIONS, PHYSICIAN AND OTHER USER ACCEPTANCE, THE EFFECT OF COMPETITIVE PRODUCTS, SERVICES AND PRICING, PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, AND OTHER RISKS DETAILED IN MEDICAL MANAGER'S AND PHYSICIAN COMPUTER NETWORK'S SECURITIES AND EXCHANGE COMMISSION FILINGS.